Exhibit (k)(4)

FORM OF

TRADEMARK LICENSE AGREEMENT

This TRADEMARK LICENSE AGREEMENT (the “Agreement”) is made and effective as of [                    ] (the “Effective Date”) by and between Benefit Street Partners L.L.C., a Delaware limited liability company (“Licensor”), and Griffin-Benefit Street Partners BDC Corp., a Maryland Corporation (the “Company”).

RECITALS

WHEREAS, Licensor is the owner of the trade name “Benefit Street Partners” (the “Licensed Mark”), including a pending US application (serial no. 86397820), in the United States of America (the “Territory”); and

WHEREAS, the Company is a newly organized closed-end non-diversified management investment company that will elect to be regulated as a business development company under the Investment Company Act of 1940, as amended; and

WHEREAS, pursuant to the Investment Sub-Advisory dated as of [                    ], between the Griffin Capital BDC Advisor, LLC (the “Adviser”), the Licensor and the Company (the “Sub-Advisory Agreement”), the Adviser and the Company have engaged the Licensor to act as the investment sub-advisor to the Company; and

WHEREAS, the Company desires to use the Licensed Mark in connection with the operation of its business, and Licensor is willing to permit the Company to use the Licensed Mark, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

LICENSE GRANT

1.1 License. Subject to the terms and conditions of this Agreement, Licensor hereby grants to the Company, and the Company hereby accepts from Licensor, a personal, non-exclusive, royalty-free right and license to use the Licensed Mark solely and exclusively as an element of each of the Company’s own company name and in connection with the conduct of its businesses. Except as provided above, neither the Company nor any of its affiliates, owners, directors, officers, employees or agents thereof shall otherwise use the Licensed Mark or any derivative thereof without the prior express written consent of Licensor in its sole and absolute discretion. All rights not expressly granted to the Company hereunder shall remain the exclusive property of Licensor.

1.2 Licensor’s Use. Nothing in this Agreement shall preclude Licensor, its affiliates, or any of their respective successors or assigns from using or permitting other entities to use the Licensed Mark whether or not such entity directly or indirectly competes or conflicts with the Company’s respective business in any manner.

ARTICLE 2

OWNERSHIP

2.1 Ownership. The Company acknowledges and agrees that Licensor is the owner of all right, title, and interest in and to the Licensed Mark, and all such right, title, and interest shall remain with the Licensor. The Company shall not otherwise contest, dispute, or challenge Licensor’s right, title, and interest in and to the Licensed Mark.

2.2 Goodwill. All goodwill and reputation generated by the Company’s use of the Licensed Mark shall inure to the benefit of Licensor. The Company shall not by any act or omission use the Licensed Mark in any manner that disparages or reflects adversely on Licensor or its business or reputation. Except as expressly provided herein, neither party may use any trademark or service mark of the other party without that party’s prior written consent, which consent shall be given in that party’s sole discretion.

ARTICLE 3

COMPLIANCE

3.1 Quality Control. In order to preserve the inherent value of the Licensed Mark, the Company agrees to use reasonable efforts to ensure that it maintains the quality of its businesses and the operations thereof equal to the standards prevailing in the operation of the Licensor’s business as of the date of this Agreement. The Company further agrees to use the Licensed Mark in accordance with such quality standards as may be reasonably established by Licensor and communicated to the Company from time to time in writing, or as may be agreed to by Licensor, and the Company from time to time in writing. The Company agrees not to use Licensed Mark in a manner confusing the ownership of the Licensed Mark. Licensor shall have the right, on an annual basis and with reasonable notice, to inspect the Company’s goods and services, including marketing or promotional materials, bearing the Licensed Mark to ensure that the Company is in compliance with the defined quality control standards. The parties will work diligently and in good faith to ensure that any deficiencies are remedied within a reasonable period of time.

3.2 Compliance With Laws. The Company agrees that businesses operated in connection with the Licensed Mark shall comply with all laws, rules, regulations and requirements of any governmental body in the Territory or elsewhere as may be applicable to the operation, advertising and promotion of the businesses, and shall notify Licensor of any action that must be taken by the Company to comply with such law, rules, regulations or requirements.

3.3 Notification of Infringement. Each party shall immediately notify the other party and provide to the other party all relevant background facts upon becoming aware of (i) any registrations of, or applications for registration of, marks in the Territory that do or may conflict with any Licensed Mark, and (ii) any infringements, imitations, or illegal use or misuse of the Licensed Mark in the Territory.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Mutual Representations. Each party hereby represents and warrants to the other parties as follows:

(a) Due Authorization. Such party is duly formed and in good standing as of the Effective Date, and the execution, delivery and performance of this Agreement by such party have been duly authorized by all necessary action on the part of such party.

(b) Due Execution. This Agreement has been duly executed and delivered by such party and, with due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

(c) No Conflict. Such party’s execution, delivery and performance of this Agreement do not: (i) violate, conflict with or result in the breach of any provision of the organizational documents of such party; (ii) conflict with or violate any law or governmental order applicable to such party or any of its assets, properties or businesses; or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of any contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. This Agreement shall remain in effect only for so long as Licensor or one of its affiliates remains the Company’s investment sub-adviser.

5.2 Upon Termination. Upon expiration or termination of this Agreement, all rights granted to the Company under this Agreement with respect to the Licensed Mark shall cease, and the Company shall immediately discontinue use of the Licensed Mark.

ARTICLE 6

MISCELLANEOUS

6.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties. No assignment by any party permitted hereunder shall relieve the applicable party of its obligations under this Agreement. Any assignment by either party in accordance with the terms of this Agreement shall be pursuant to a written assignment agreement in which the assignee expressly assumes the assigning party’s rights and obligations hereunder. Notwithstanding anything to the contrary contained in this Agreement, the rights and obligations of the Company under this Agreement shall be deemed to be assigned to a newly-formed entity in the event of the merger of the Company into, or conveyance of all of the assets of the Company to such newly-formed entity; provide, further, however, that the sole purpose of that merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity.

6.2 Independent Contractor. This Agreement does not give any party, or permit any party to represent that it has, any power, right or authority to bind the other party to any obligation or liability, or to assume or create any obligation or liability on behalf of the other parties.

6.3 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to Licensor:

Benefit Street Partners L.L.C.

9 West 57th Street, Suite 4920

New York, NY 10019

Tel. No.: 212-588-6752

Attention: Sarah Conde

If to the Company:

Griffin-Benefit Street Partners BDC Corp.

1520 Grand Avenue

El Segundo, CA 90245

Tel. No.: 310-469-6100

Attention: Kevin A. Shields

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the principles of conflicts of law rules. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

6.5 Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto.

6.6 No Waiver. The failure of any party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.8 Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

6.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

6.10 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to such subject matter.

6.11 Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, each party has caused this Agreement to be executed as of the Effective Date, as defined on the first page of this Agreement, by its duly authorized officer.

LICENSOR:

Benefit Street Partners L.L.C.

By:

Name:
Title:

COMPANY:

Griffin-Benefit Street Partners BDC Corp.

By:
Name:
Title: